EXHIBIT 35.1

ANNUAL SERVICER COMPLIANCE STATEMENT PURSUANT TO ITEM 1123 OF REGULATION AB

CARMAX BUSINESS SERVICES, LLC

The undersigned, a duly authorized officer of CarMax Business Services, LLC, as Servicer pursuant to Section 3.10 of the Sale and Servicing Agreement dated as of February 1, 2016 (the "Sale and Servicing Agreement") among CarMax Auto Owner Trust 2016-1, as Issuer (the "Issuer"), CarMax Auto Funding LLC, as Depositor, and CarMax Business Services, LLC, as Servicer (the "Servicer"), does hereby certify that:

1.	CarMax Business Services, LLC is, as of the date hereof, the Servicer under the Sale and Servicing Agreement.

2.	The undersigned is duly authorized to execute and deliver this Officer's Certificate.

3.
A review of the activities of the Servicer during the period beginning on March 1, 2018 and ending on February 28, 2019 and of the Servicer's performance under the Sale and Servicing Agreement was made under my supervision. To the best of my knowledge, based on such review, the Servicer has fulfilled all of its obligations under the Sale and Servicing Agreement in all material respects throughout such period.

Capitalized terms used in this certificate and not otherwise defined herein have the meanings assigned to them in the Sale and Servicing Agreement.

IN WITNESS WHEREOF, the undersigned, a duly authorized officer of the Servicer, has duly executed this Officer's Certificate this 23rd day of May, 2019.

CARMAX BUSINESS SERVICES, LLC

/s/ Enrique Mayor-Mora
Enrique Mayor-Mora
Vice President and Treasurer